Company Contact:	Investor Relations Contact:
China Sky One Medical, Inc.	CCG Investor Relations
Mr. Yu-bo Hao, Board Secretary	Mr. Crocker Coulson, President
Tel: +86-0451-53994069	Tel: +1-646-213-1915
Email: china_sky_one@yahoo.cn	Email: crocker.coulson@ccgir.com
Mr. Richard Micchelli, Financial Writer
Tel: +1-646-454-4516
Email: richard.micchelli@ccgir.com
Website: www.ccgir.com

China Sky One Medical, Inc. Completes Acquisition of
Peng Lai Jin Chuang Company

HARBIN, China, Sept. 11, 2008 -- China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (Amex: CSY), a leading fully integrated pharmaceutical company producing over-the-counter drugs in the People’s Republic of China (“PRC”), announced today that it completed the acquisition of Peng Lai Jin Chuang Company (“Jin Chuang”). The acquisition was announced on June 12, 2008 and closed on September 5, 2008.

Under the terms of the agreement, China Sky One Medical’s wholly-owned subsidiary, Harbin Tian Di Ren Medical Science and Technology Company, acquired 100% of Jin Chuang’s assets for a cash payment of approximately $7.1 million, consisting of $2.5 million in cash and $4.6 million of China Sky One Medical’s common shares. Jin Chuang is a newly established pharmaceutical company that has obtained Good Manufacturing Practice Certification (GMP) approval issued by the country’s State Food and Drug Administration (SFDA). Its assets include franchise, production and operating rights to a portfolio of twenty (20) medicines approved by the SFDA for the treatment of colds cardiovascular disease, and depression.

“This acquisition complements our business, and we expect to realize greater synergies as we incorporate Jin Chuang’s assets and broaden our manufacturing capabilities and product line even further,” said Mr. Yan-qing Liu, Chairman, CEO and President of China Sky One Medical. “Even though Jin Chuang is a newly established company not begun to manufacture, we expect it will begin to contribute to our profitability at the end of 2008.”

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company. The Company engages in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company, Harbin First Bio- Engineering Company Limited, and Heilongjiang Tianlong Pharmaceutical, Inc., the Company manufactures and distributes over-the-counter pharmaceutical products, which make up its major revenue source. For more information, visit http://www.skyonemedical.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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